  Applied NeuroSolutions Raises $2.9 Million
in a Private Placement Financing

Vernon Hills, IL October 2, 2007 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com) a Company focused on the development of an integrated product portfolio for the treatment and diagnosis of Alzheimer’s disease (AD), today announced that it has completed a $2.9 million private placement of its common stock and warrants. APNS sold 20,714,286 shares of unregistered common stock at $0.14 per share to SF Capital Partners Ltd. and issued 6,214,286 five-year warrants to purchase additional shares of common stock at an exercise price of $0.19 per share. The Company did not incur any banking fees associated with the transaction.

“We are extremely pleased to announce this equity offering with SF Capital Partners Ltd.” noted Ellen R. Hoffing, President and CEO of Applied NeuroSolutions. “APNS now has financial support in place to drive development of our Alzheimer’s diagnostic programs while continuing to advance our therapeutic collaboration with Eli Lilly and Company toward attainment of paid milestones. We estimate this financing, coupled with cash on hand and the annual R & D support from Eli Lilly and Company, should be sufficient to fund our current planned development activities into the first quarter of 2009. With the need to raise capital successfully accomplished, we will be focusing all resources on advancement of our R&D and business development efforts and look forward to bringing positive news to the market in the near term.”

The securities sold in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. As part of the transaction, APNS has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the offering, including the shares of common stock issuable upon exercise of the warrants. This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein.

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB:APNS - News) is developing diagnostics to detect Alzheimer's disease (AD) based on discoveries originating from the Albert Einstein College of Medicine and, in collaboration with Eli Lilly and Company, is developing novel therapeutic compounds to treat the progression of the disease. Applied NeuroSolutions is pursuing biomarkers that the company believes will aid in the development of effective AD treatments. Applied NeuroSolutions is focused on both a cerebrospinal fluid (CSF) diagnostic test and blood tests to detect AD at a very early stage. The CSF test can already differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease. Alzheimer's disease currently afflicts over five million Americans, and the world market for AD therapy is currently estimated to be 30 million patients. For more information, visit www.appliedneurosolutions.com.

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com , and review the company's filings with the Securities and Exchange Commission.

Contact:
Applied NeuroSolutions
Ellen Hoffing, President, CEO, 847-573-8000
or
Investor Relations
Ryan Rauch, 847-573-8000